PROSPECTUS SUPPLEMENT NO. 5

Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED SEPTEMBER 20, 2007

Registration No. 333-144886

WIZZARD SOFTWARE CORPORATION

Supplement No. 5

to

Prospectus dated September 20, 2007

This Prospectus Supplement No. 5 supplements and amends certain information contained in our Prospectus, dated September 20, 2007, as supplemented by Supplement Nos. 1 through 4 thereto, dated November 20, 2007; March 19, 2008; December 2, 2008; and March 31, 2009, respectively.  This Prospectus Supplement No. 5 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Supplement Nos. 1 through 4.  This Prospectus Supplement No. 5 is qualified by reference to the Prospectus and Supplement Nos. 1 through 4, except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus and Supplement Nos. 1 through 4.

A new final sentence is added to the second paragraph under the heading “Selling Security Holders,” to read as follows:

“* On June 19, 2009, the holders of all of our then-outstanding Preferred Stock executed a Waiver, Amendment and Exchange Agreement by which they agreed to waive the anti-dilution provision set forth in Section 7(b) of the Certificate of Designation of Preferences, Rights and Limitations of the Preferred Stock with respect to the Company’s sale of up to $5,000,000 of Common Stock in a registered direct offering pursuant to the Company’s Registration Statement No. 333-158996, provided that such issuance occurs on or before October 17, 2009.”

A new final sentence is added to the third paragraph under the heading “Selling Security Holders,” to read as follows:

“On June 19, 2009, in consideration of the above-referenced partial waiver of the anti-dilution provision of the Preferred Stock, the Company executed a Waiver, Amendment and Exchange Agreement by which it agreed to amend each of the Warrants held by the holders of all of our then-outstanding Preferred Stock to make such Warrants exercisable on a cashless basis, and to allow an immediate cashless exercise of all such Warrants such that one share of common stock will be issued for each Warrant held.”

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING OUR HISTORY OF OPERATING LOSSES.  SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 5 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 19, 2009.